HomeTrust Bancshares, Inc. Reports Fourth Quarter and Full Fiscal Year End 2013 Financial Results

ASHEVILLE, N.C., July 29, 2013 - - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company), the holding company of HomeTrust Bank, today announced preliminary net income of $3.0 million for the fourth quarter of fiscal year 2013, compared to $1.4 million for the same period a year ago. Net income totaled $9.1 million for the fiscal year ended June 30, 2013 compared to net income of $4.5 million for fiscal year 2012. The increase in net income for the fourth quarter of fiscal 2013 was a result of a $1.2 million recovery from the allowance for loan losses and an $860,000 decrease in noninterest expense. On a basic and diluted per share basis, the Company earned $0.15 per share and $0.45 per share for the three and twelve months ended June 30, 2013, respectively, while it had no shares outstanding during the three and twelve month periods ended June 30, 2012.

In announcing these results, Dana Stonestreet, President and Co-CEO said, “We are pleased to report our significantly improved fourth quarter and fiscal year end earnings performance as a result of lower loan loss provisions. Net chargeoffs decreased $26.5 million, or 86.5%, to $4.1 million for the fiscal year and we had net recoveries of $312,000 in the current quarter. Losses on other real estate owned also decreased.”

Income Statement Review

Net interest income was $13.0 million for the three months ended June 30, 2013 compared to $13.9 million for the three months ended June 30, 2012. The $856,000, or 6.2%, decrease was primarily due to declines in interest income on loans of $1.9 million outpacing a decrease in deposit and other borrowing costs of $1.0 million. The net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2013 decreased 33 basis points over the same period last year to 3.77%, primarily due to a 62 basis point decline in the yield on interest-earning assets (on a fully taxable-equivalent basis) to 4.18%, partially offset by a 25 basis point decline in the rate paid on interest-bearing liabilities to 0.55%.

Net interest income was $53.1 million for the fiscal year ended June 30, 2013 compared to $55.7 million for the fiscal year ended June 30, 2012. Net interest income decreased $2.6 million, or 4.6%, compared to the prior year as declines in interest income on loans of $7.3 million outpaced a decrease in deposit and other borrowing costs of $4.5 million. Net interest margin (on a fully taxable-equivalent basis) for the fiscal year ended June 30, 2013 decreased 21 basis points to 3.81% over last year, primarily due to a 52 basis point decline in the yield on interest-earning assets (on a fully taxable-equivalent basis) to 4.30%, partially offset by a 26 basis point decline in the rate paid on interest-bearing liabilities to 0.65%. The decline in the yield on interest-earning assets during the three months and fiscal year ended June 30, 2013 was primarily due to declines in both the average balance and tax-equivalent yield on loans receivable. These declines were primarily caused by increased refinancing activity driven by lower loan interest rates during the year.

Noninterest income was $2.6 million for the three months ended June 30, 2013 compared to $2.8 million for the same three month period in the prior fiscal year. This decrease was primarily due to a $275,000 gain on the sale of a branch office building during the prior fiscal year quarter.

Noninterest income remained unchanged at $10.4 million for the fiscal year ended June 30, 2013 compared to the fiscal year ended June 30, 2012. Mortgage banking income and fees increased $1.3 million, or 32.8%, as proceeds from sales of loans held for sale increased to $227.2 million during the 2013 fiscal year compared to $193.4 million for the 2012 fiscal year. Mortgage banking income benefitted throughout the year from increased refinancing activity, however, the recent rise in mortgage interest rates may result in lower refinance activity in the future.

Noninterest expense for the three months ended June 30, 2013 decreased $860,000, or 6.4%, to $12.6 million compared to $13.4 million for the three months ended June 30, 2012. This decrease was primarily related to a $2.1 million decrease in Federal Home Loan Bank (“FHLB”) advance prepayment penalties partially offset by a $1.5 million, or 26.2%, increase in salaries and employee benefits, as compared to the same period in the prior fiscal year.

Noninterest expense for the fiscal year ended June 30, 2013 increased $4.7 million, or 10.1%, to $51.4 million compared to $46.7 million for the fiscal year ended June 30, 2012. This increase was primarily driven by a $4.8 million, or 22.0%, increase in salaries and employee benefits as compared to the prior fiscal year. Salaries and employee benefits increased during fiscal year 2013 as a direct result of hiring an additional 25 full time employees (primarily in mortgage banking, regulatory compliance, and information technology) coupled with additional expense related to the Company’s new employee stock ownership plan and stock incentive plans. The increase in salaries and employee benefits was partially offset by a $1.9 million, or 38.2%, decrease in expenses related to real estate owned (“REO”) as compared to the prior fiscal year end.

Balance Sheet Review

Total assets decreased $136.7 million, or 7.9%, to $1.58 billion at June 30, 2013 from $1.72 billion at June 30, 2012, partially due to the refunding of $76.0 million in funds held on deposit for orders to purchase shares of the Company's common stock in its oversubscribed stock offering, which was consummated on July 10, 2012. In addition, net loans receivable decreased $61.8 million, or 5.2%, to $1.13 billion at June 30, 2013 from $1.19 billion at June 30, 2012, as new loan originations during the period were offset by normal loan repayments, charge-offs and foreclosures.

Total deposits decreased $311.4 million, or 21.2%, from $1.47 billion at June 30, 2012 to $1.15 billion at June 30, 2013. This decrease was primarily due to the withdrawal on July 10, 2012 of $264.2 million in funds held on deposit relating to orders to purchase shares of the Company’s common stock. In addition, certificates of deposit decreased $89.6 million in fiscal year 2013 as a result of the managed decline of higher rate certificates of deposit consistent with the Company's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts. Other borrowings decreased from $22.3 million at June 30, 2012 to $0 at June 30, 2013 as all $15.1 million in outstanding FHLB advances were repaid. In addition, all $7.1 million of retail repurchase agreements were repaid.

Stockholders’ equity at June 30, 2013 increased to $367.5 million from $172.5 million at June 30, 2012. The increase in stockholders’ equity primarily reflected a $196.2 million increase in common stock and additional paid in capital due to the Company’s initial stock offering consummated on July 10, 2012, and net income of $9.1 million. This increase was partially offset by $13.3 million of shares repurchased during the year. On February 14, 2013, the Company announced that its board of directors authorized the repurchase of up to 846,400 shares of its common stock to fund the restricted stock portion of the Company’s 2013 Omnibus Incentive Plan, which was approved at the Company’s annual meeting of stockholders held on January 17, 2013. As of June 30, 2013, the Company had repurchased all of these shares in the open market at an average cost of $15.71 per share. As of June 30, 2013, HomeTrust Bank was considered “well capitalized” in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based, and Total Risk-Based capital ratios of 15.25%, 21.89%, and 23.16%, respectively. As of June 30, 2012, these ratios were 7.32%, 11.18%, and 12.45%, respectively.

Asset Quality

The allowance for loan losses was $32.1 million, or 2.75% of total loans, at June 30, 2013 compared to $35.1 million, or 2.85% of total loans, at June 30, 2012.

The recovery for loan losses was $(1.2) million for the quarter ended June 30, 2013 compared to a $2.0 million expense for the quarter ended June 30, 2012. The decrease in the provision was due to the combination of significantly lower loan charge-offs and lower average loan balances compared to the same period during the prior fiscal year. Net loan charge-offs significantly decreased from $3.0 million for the three months ended June 30, 2012 compared to a recovery amount or credit of $(312,000) for the same period during the current fiscal year. Net charge-offs as a percentage of average loans also decreased significantly to (0.10%) for the quarter ended June 30, 2013 from 0.96% for the same period last fiscal year. Average loans receivable decreased $65.1 million, or 5.2%, to $1.19 billion in the fourth quarter of fiscal 2013 from $1.25 billion for the same quarter of fiscal 2012.

For the fiscal year ended June 30, 2013, the provision for loan losses totaled $1.1 million compared to $15.6 million for 2012, a decrease of $14.5 million or 92.9%. The decrease in the provision was primarily due to significantly lower loan charge-offs, which decreased $26.5 million, or 86.5%, to $4.1 million during the 2013 fiscal year compared to $30.6 million for the prior fiscal year. Net charge-offs as a percentage of average loans also decreased dramatically to 0.34% for the fiscal year ended June 30, 2013 from 2.34% for the prior fiscal year. Average loans receivable decreased $83.6 million, or 6.5%, to $1.21 billion for the twelve months ended June 30, 2013 from $1.29 billion for the same period last year. In addition, the Bank lowered the risk profile of its loan portfolio as commercial construction and development loans decreased $18.4 million, or 43.4%, during the year, from $42.4 million at June 30, 2012 to $23.9 million at June 30, 2013.

Nonperforming assets remained unchanged at $80.3 million, or 5.07% and 4.67% of total assets at June 30, 2013 and 2012, respectively. Nonperforming assets included $68.6 million in nonperforming loans and $11.7 million in foreclosed real estate at June 30, 2013, compared to $64.2 million and $16.1 million, respectively, at June 30, 2012. The increase in nonperforming loans was primarily due to a previously classified $3.4 million commercial real estate loan, which became nonperforming during the fiscal year ended June 30, 2013. At June 30, 2013, $39.6 million, or 57.7%, of nonperforming loans were current on their loan payments.

The ratio of classified assets to total assets decreased to 7.43% at June 30, 2013 from 7.75% at June 30, 2012.  Classified assets decreased 11.8% to $117.6 million at June 30, 2013 compared to $133.3 million at June 30, 2012.

About HomeTrust Bancshares, Inc.

On July 10, 2012, HomeTrust Bancshares, Inc. (the “Company”) became the holding company for HomeTrust Bank (the “Bank”) in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related public stock offering. In the offering, the Company sold 21,160,000 shares of common stock at a price of $10.00, for gross offering proceeds of $211.6 million. HomeTrust Bancshares’ common stock began trading on the Nasdaq Global Market on July 11, 2012, under the symbol “HTBI”.

HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.58 billion in assets as of June 30, 2013. The Bank offers traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina. The Bank is the 12th largest bank headquartered in North Carolina.

Forward-Looking Statements

This press release may contain certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results for the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; decreases in the secondary market for the sale of loans that we originate; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of the Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; management’s assumptions in determining the adequacy of the allowance for loan losses; our ability to control operating costs and expenses, especially new costs associated with our operation as a public company; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2012.

Any of the forward-looking statements that we make in this release are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet - President and Co-Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012(1)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,583,323	$1,596,201	$1,586,860	$1,602,984	$1,720,056
Loans receivable, net(2)	1,132,110	1,138,623	1,147,121	1,167,134	1,193,945
Allowance for loan losses	32,073	32,961	34,249	35,887	35,100
Certificates of deposit in other banks	136,617	132,300	124,914	122,245	108,010
Securities available for sale, at fair value	24,750	27,851	28,977	30,534	31,335
Federal Home Loan Bank stock	1,854	1,854	2,368	3,047	6,300
Deposits	1,154,750	1,166,374	1,149,247	1,160,309	1,466,175
Other borrowings	-	-	7,167	14,225	22,265
Stockholders’ equity	367,515	372,127	373,901	371,543	172,485

Asset quality ratios:
Non-performing assets to total assets(3)	5.07%	5.33%	5.36%	5.22%	4.67%
Non-performing loans to total loans(3)	5.88	6.11	6.11	5.78	5.21
Total classified assets to total assets	7.43	7.86	8.04	8.40	7.75
Allowance for loan losses to non- performing loans(3)	46.78	45.97	47.31	51.47	54.69
Allowance for loan losses to total loans	2.75	2.81	2.89	2.98	2.85
Net charge-offs to average loans (annualized)	-0.10	0.60	0.64	0.23	0.96

Capital ratios:
Equity to total assets at end of period	23.21%	23.31%	23.56%	23.18%	10.03%
Average equity to average assets	23.09	23.55	23.35	21.30	10.98

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012(1)
	(In thousands)		(In thousands)
Selected Operations Data:
Total interest and dividend income	$14,498	$16,388	$60,389	$67,491
Total interest expense	1,495	2,529	7,255	11,778
Net interest income	13,003	13,859	53,134	55,713
Provision (recovery) for loan losses	(1,200)	2,000	1,100	15,600
Net interest income after
provision for loan losses	14,203	11,859	52,034	40,113
Fees and service charges	665	666	2,589	2,679
Mortgage banking income and fees	1,183	1,076	5,107	3,846
Gain on sale of fixed assets	-	275	-	1,503
Other non-interest income	715	778	2,691	2,400
Total non-interest income	2,563	2,795	10,387	10,428
Salaries and employee benefits	7,050	5,587	26,438	21,679
Net occupancy expense	1,485	1,382	5,497	4,975
FHLB advance prepayment penalty	-	2,111	3,069	2,111
REO-related expenses(4)	457	912	3,086	4,991
Other	3,569	3,429	13,303	12,905
Total non-interest expense	12,561	13,421	51,393	46,661

Income before income taxes	4,205	1,233	11,028	3,880
Income tax expense (benefit)	1,187	(151)	1,975	(647)
Net income	$3,018	$1,384	$9,053	$4,527

	Three Months Ended		Twelve Months Ended
	June 30,(5)		June 30,(5)
	2013	2012	2013	2012
Selected Financial Ratios:
Return on assets (ratio of net income to
average total assets)	0.76%	0.35%	0.56%	0.29%
Return on equity (ratio of net income
to average equity)	3.29	3.23	2.48	2.67
Tax equivalent yield on earning assets(6)	4.18	4.80	4.30	4.82
Rate paid on interest-bearing liabilities	0.55	0.80	0.65	0.91
Tax equivalent average interest rate spread (6)	3.63	4.00	3.65	3.91
Tax equivalent net interest margin(6) (7)	3.77	4.10	3.81	4.02
Average interest-earning assets to average
interest-bearing liabilities	134.75	115.08	132.54	113.61
Operating expense to average total assets	3.16	3.44	3.21	2.95
Efficiency ratio(8)	73.80	59.30	67.63	56.77

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Per Share Data:
Net income per common share:
Basic	$0.15	n/a	$0.45	n/a
Diluted	$0.15	n/a	$0.45	n/a

Average shares outstanding:
Basic	19,413,496	n/a	19,922,283	n/a
Diluted	19,475,140	n/a	19,941,687	n/a

Book value per share at end of period	$17.65	n/a	$17.65	n/a

Average Balance Sheet Data:	For the Three Months Ended June 30,
	2013		2012
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,188,604	4.99%	$1,253,699	5.37%
Interest-earning deposits with banks	236,080	0.69	146,668	0.89
Securities available for sale	26,351	1.02	31,791	1.17
Other interest-earning assets	16,848	0.62	6,849	1.69
Total interest-earning assets	1,467,883	4.18	1,439,007	4.80

Interest-bearing deposits	1,089,340	0.55	1,178,273	0.73
Other borrowings	-	-	72,134	2.09
Total interest-bearing liabilities	1,089,340	0.55	1,250,407	0.80

Tax equivalent interest rate spread(6)		3.63%		4.00%
Tax equivalent net interest margin(6) (7)		3.77%		4.10%

	For the Twelve Months Ended June 30,
	2013		2012
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,210,153	5.10%	$1,293,747	5.35%
Interest-earning deposits with banks	221,943	0.68	133,905	0.99
Securities available for sale	28,862	1.12	37,905	1.09
Other interest-earning assets	20,769	0.73	8,003	1.14
Total Interest-earning assets	1,481,727	4.30	1,473,560	4.82

Interest-bearing deposits	1,107,544	0.63	1,206,936	0.85
Other borrowings	10,434	2.68	90,060	1.70
Total interest-bearing liabilities	1,117,978	0.65	1,296,996	0.91

Tax equivalent interest rate spread(6)		3.65%		3.91%
Tax equivalent net interest margin(6) (7)		3.81%		4.02%

______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)
Non-performing assets include non-performing loans and real estate owned. Non-performing loans consist of non-accruing loans and certain restructured loans. There were no accruing loans more than 90 days past due at the dates indicated.  At June 30, 2013, there were $27.6 million of restructured loans included in non-performing loans and $39.6 million, or 57.7%, of non-accruing loans were current on their loan payments.

(4)	REO-related expenses include loss on sale and impairment of REO and all other REO-related expenses.
(5)	Ratios are annualized where appropriate.
(6)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(7)	Net interest income divided by average interest earning assets.
(8)
As presented, this is a non-GAAP (Generally Accepted Accounting Principles) measure calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties and REO-related expenses, by the sum of net interest income, total non-interest income and the tax equivalent adjustment, net of realized gain/loss on securities. Management has presented this non-GAAP financial measure in this earnings release because it believes that it provides useful and comparative information to assess trends in core operations reflected in the current quarter’s results and facilitates the comparison of the Company’s performance with others in the banking industry. This non-GAAP financial measure should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.  Set forth below is a reconciliation to GAAP of the non-GAAP efficiency ratio shown in the table above:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Non-interest expense	$12,561	$13,421	$51,393	$46,661
Adjustment for FHLB advance prepayment expense	-	2,111	3,069	2,111
REO-related expenses	457	912	3,086	4,991
Non-interest expense – as adjusted	$12,104	$10,398	$45,238	$39,559

Net interest income	$13,003	$13,859	$53,134	$55,713
Plus non-interest income	2,563	2,795	10,387	10,428
Plus tax equivalent adjustment	835	880	3,371	3,539
Less realized gain/loss on securities	-	-	-	-
Net interest income plus non-interest income – as adjusted	$16,401	$17,534	$66,892	$69,680

Efficiency ratio	73.80%	59.30%	67.63%	56.77%
Efficiency ratio (without adjustments)	80.70%	80.59%	80.91%	70.55%